Exhibit 99.1

Geron Corporation Reports Third Quarter 2026 Financial Results and Recent Business Highlights

Achieved $60.1 million in RYTELO® (imetelstat) net product revenue in Q3 2026, an increase of 5% compared to Q2 2026

Reiterated 2026 RYTELO net product revenue at the mid-to-high end of the $220 million to $240 million range; lowered 2026 total operating expenses range to $220 million to $230 million

Initiated gated commercial launch to expand RYTELO access to eligible LR-MDS patients in targeted European markets, with availability expected in Germany by end of year

Ended Q3 2026 with cash, cash equivalents, restricted cash, and marketable securities of $339 million

Company to host conference call and webcast today, November 4, 2026, at 8:00 a.m. ET

FOSTER CITY, Calif., November 4, 2026 (GLOBE NEWSWIRE) – Geron Corporation (Nasdaq: GERN), a hematology-focused commercial stage biopharmaceutical company pursuing more meaningful moments for people living with blood cancer, today reported financial results for the third quarter of 2026 and recent business highlights.

“Another quarter of strong RYTELO demand growth reinforces our confidence in the LR-MDS commercial opportunity and our ability to reach more second-line patients. Increased demand growth is being driven by the community practices which, in our view, indicates the potential for RYTELO to have a long growth runway in the U.S.,” said Harout Semerjian, President and Chief Executive Officer of Geron. “Outside the U.S. there is a clear opportunity for us to serve more patients and create additional value by broadening RYTELO’s access. As such, we have initiated a gated commercial launch to bring RYTELO to targeted EU markets with availability in Germany expected by the end of the year. Expanding access to therapies, along with pursing opportunistic innovation, is a key part of building a leading hematology company.”

Recent Business Highlights

•	Reported RYTELO net product revenue of $60.1 million in the third quarter of 2026.

•	Grew RYTELO demand by 10% in the third quarter 2026, compared to the second quarter 2026.

•	Increased ordering accounts by roughly 8% in the third quarter 2026 to approximately 1,700.

•	Initiated a gated commercial launch to bring RYTELO to eligible LR-MDS patients in targeted European markets. RYTELO is expected to be available in Germany later this year and France in 2027.

•

Exhibited three posters at the Society of Hematologic Oncology (SOHO) 2026 Annual Meeting, including real-world evidence of imetelstat for the treatment of LR-MDS that was generally consistent with the Phase 3 IMerge trial and an updated post-hoc analysis of the Phase 2 IMbark study of imetelstat for the treatment of relapsed/refractory myelofibrosis.1-3

•

Delivered an oral presentation of retrospective real-world evidence of imetelstat in LR-MDS consistent with the IMerge trial along with a poster featuring a post-hoc study from the IMerge trial at the 88th Annual Meeting of the Japanese Society of Hematology (JSH).4-5

•

Provided an oral presentation at the 2026 Annual Meeting of the German, Austrian and Swiss Societies for Hematology and Medical Oncology (DGHO, OeGHO, SGMO, SGH) highlighting post-hoc pooled analysis from the IMerge population that suggests transient cytopenias observed early in treatment may be the result of an on-target effect of imetelstat and may be predictive of a better therapeutic response in LR-MDS patients.[6]

•

Nominated for the 2026 Prix Galien USA Award for Best Product for Rare/Orphan Diseases for RYTELO in LR-MDS, an award recognizing extraordinary scientific achievements in transforming health and improving lives.

•	Published two manuscripts in peer-reviewed journals highlighting imetelstat’s role in LR-MDS and other hematological diseases:

•	“Overall Survival and Long-Term Outcomes from the Randomized, Double-Blind, Placebo-Controlled, Phase III IMerge Trial of Imetelstat for Lower-Risk Myelodysplastic Syndromes” in Haematologica.[7]

•

“Combining the Telomerase Inhibitor Imetelstat with the BCL-2 Inhibitor Venetoclax Enhances Apoptosis and Improves Survival in Acute Myeloid Leukemia Cellular and Animal Models” in the Journal of Clinical Medicine.[8]

•

Announced the discontinuation of the Phase 3 IMpactMF trial evaluating imetelstat in JAK inhibitor R/R myelofibrosis based on a recommendation from the independent Data Monitoring Committee (DMC) that the trial was unlikely to meet the primary endpoint of overall survival. There were no new safety signals observed in the trial that change the known safety profile of imetelstat.

Third Quarter 2026 Financial Results

Cash and Marketable Securities

As of September 30, 2026, Geron had approximately $339.4 million in cash, cash equivalents, restricted cash and marketable securities, compared to $326.9 million as of June 30, 2026, which provides the Company with cash to fund its operating requirements for the foreseeable future.

Net Income (Loss)

For the three months ended September 30, 2026, the Company reported a net income of $1.4 million, or $0.00 per share, compared to a net loss of $18.4 million, or $0.03 per share, for the three months ended September 30, 2025. The change in net income (loss) is primarily attributable to increased revenue and continued financial discipline lowering operating expenses across the company.

Revenues

Total product revenue, net for the three months ended September 30, 2026, was $60.1 million, compared to $47.2 million for the three months ended September 30, 2025.

Costs and Operating Expenses

Total costs and operating expenses for the three months ended September 30, 2026, were $54.4 million, compared to $61.1 million for the three months ended September 30, 2025. The decrease is primarily due to lower personnel-related and clinical development expenses, partially offset by non-cash inventory-related expenses.

Cost of goods sold was approximately $6.1 million for the three months ended September 30, 2026, compared to $1.0 million for the three months ended September 30, 2025, which consisted of costs to manufacture and distribute RYTELO. The increase is primarily due to non-cash inventory-related expenses.

Research and development expenses for the three months ended September 30, 2026, were $12.7 million, compared to $21.1 million for the same period in 2025. The decrease in research and development expenses was primarily a result of lower personnel-related expenses and lower clinical and chemistry, manufacturing, and controls (CMC) costs.

Selling, general and administrative expenses for the three months ended September 30, 2026, were $35.7 million, compared to $39.0 million for the same period in 2025. The decrease was primarily due to lower personnel-related expenses.

2026 Financial Guidance

For fiscal year 2026, the Company continues to expect RYTELO net product revenue to be at the mid-to-high end of the $220 million to $240 million range. Geron now expects total operating expenses to be between $220 million and $230 million, down from its prior guidance range of $230 million to $240 million. Total operating expenses include non-cash items such as stock-based compensation expense, amortization of debt discounts and issuance costs, depreciation, and amortization.

Based on current operating plans and assumptions, the Company believes that its existing cash, cash equivalents, restricted cash and marketable securities, together with anticipated net revenues from U.S. sales of RYTELO, will be sufficient to fund projected operating requirements for the foreseeable future.

Conference Call

Geron will host a conference call at 8:00 a.m. ET on Wednesday, November 4, 2026, to discuss business updates and third quarter 2026 financial results.

A live webcast of the conference call will be available through the Investors section of the Company’s website at www.geron.com. A replay of the webcast will be archived and available on the Company’s website.

1.

Data presented at the Society of Hematologic Oncology (SOHO) 2026 Annual Meeting: Thomas J, et al. “Early Real-World Use and Hematologic Outcomes With Imetelstat in Patients With Myelodysplastic Syndromes: Insights From a United States Community Oncology Chart Review.” Poster #MDS-775. September 9-12, 2026; Houston, TX, USA & Online

2.

Data presented at the Society of Hematologic Oncology (SOHO) 2026 Annual Meeting: Kuykendall AT, et al. “Updated Analysis of Overall Survival With Imetelstat in Relapsed or Refractory Myelofibrosis from IMbark Versus Real-World Data, and Assessment of Real-World Treatment Patterns: Updated Post Hoc Analysis With Extended Follow Up.” Poster #MPN-269. September 9-12, 2026; Houston, TX, USA & Online

3.

Data presented at the Society of Hematologic Oncology (SOHO) 2026 Annual Meeting: Mascarenhas JO, et al. “Correlation Between IL-8 and TNF-Alpha and Overall Survival in Imetelstat-Treated Patients With Myelofibrosis Relapsed or Refractory to a Janus-Associated Kinase Inhibitor in the IMbark Trial.” Poster #MPN-298. September 9-12, 2026; Houston, TX, USA & Online

4.

Data presented at the Annual Meeting of the Japanese Society of Hematology: Eid J, et al. “Real-World Experience With Imetelstat in Lower-Risk Myelodysplastic Syndromes: Insights From United States Claims Data.” Oral Presentation #O1-11C-4. October 9-11, 2026; Kyoto, Japan

5.

Data presented at the Annual Meeting of the Japanese Society of Hematology: Eid J, et al. “Durable Clinical Outcomes With Imetelstat in Korean Patients With Lower-Risk-Myelodysplastic Syndromes.” Poster #P3-12-5. October 9-11, 2026; Kyoto, Japan

6.

Data presented at the Annual Meeting of the German, Austrian and Swiss Societies for Hematology and Medical Oncology: Brauer D, et al. “Telomerase Inhibition With Imetelstat in Patients With Lower-Risk Myelodysplastic Syndromes: Integrating Molecular Findings, Cytopenias, and Clinical Outcomes.” Oral Presentation #V755. October 9-12, 2026; Vienna, Austria

7.

Santini V, Komrokji RS, Savona MR, et al. Overall survival and long-term outcomes from the randomized, double-blind, placebo-controlled, phase III IMerge trial of imetelstat for lower-risk myelodysplastic syndromes. Haematologica. 2026 Sep 3. doi: 10.3324/haematol.2026.301456. Epub ahead of print. PMID: 42687814.

8.

Huang F, Rusbuldt JJ, Luistro L, Colton H, Eid J. Combining the Telomerase Inhibitor Imetelstat with the BCL-2 Inhibitor Venetoclax Enhances Apoptosis and Improves Survival in Acute Myeloid Leukemia Cellular and Animal Models. J Clin Med. 2026 Sep 23;15(19):7399. doi: 10.3390/jcm15197399. PMID: 42881859; PMCID: PMC13665851.

About RYTELO (imetelstat)

RYTELO (imetelstat) is an oligonucleotide telomerase inhibitor approved in the U.S. for the treatment of adult patients with lower-risk myelodysplastic syndromes (LR-MDS) with transfusion-dependent anemia requiring four or more red blood cell units over eight weeks who have not responded to or have lost response to or are ineligible for erythropoiesis-stimulating agents (ESAs). It is indicated to be administered as an intravenous infusion over two hours every four weeks.

In addition, RYTELO is approved in the European Union as a monotherapy for the treatment of adult patients with transfusion-dependent anemia due to very low, low or intermediate risk myelodysplastic syndromes without an isolated deletion 5q cytogenetic (non-del 5q) abnormality and who had an unsatisfactory response to or are ineligible for erythropoietin-based therapy.

RYTELO is a first-in-class treatment that works by inhibiting telomerase enzymatic activity. Telomeres are protective caps at the end of chromosomes that naturally shorten each time a cell divides. In LR-MDS, abnormal bone marrow cells often express the enzyme telomerase, which rebuilds those telomeres, allowing for uncontrolled cell division. Developed and exclusively owned by Geron, RYTELO is the first and only telomerase inhibitor approved by the U.S. Food and Drug Administration and the European Commission.

Please see RYTELO (imetelstat) full Prescribing Information, including Medication Guide, available at https://pi.geron.com/products/US/pi/rytelo_pi.pdf.

About Geron Geron is a hematology-focused biopharmaceutical company pursuing more meaningful moments for people living with blood cancer. Because patients cannot wait, we approach our work with urgency, bringing together deep expertise in telomerase biology with patient perspectives and insights from clinical research and real-world care. Our medicine, RYTELO® (imetelstat), is approved in the United States and European Union for certain patients with lower-risk myelodysplastic syndromes (LR-MDS). Geron is a commercial-stage company with offices in Parsippany, New Jersey and Foster City, California. To learn more, visit www.geron.com or follow us on LinkedIn.

Use of Forward-Looking Statements

Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such statements, include, without limitation, those regarding: (i) Geron’s 2026 financial guidance, including its expected full year 2026 RYTELO net product revenue range and total operating expense range; (ii) Geron being positioned to build in the future on RYTELO demand and net revenue growth, including in 2027; (iii) Geron’s European lower-risk MDS commercial strategy for RYTELO, including its gated commercial launch in targeted European markets and the expected timing of commercial availability in such markets; (iv) Geron’s 2026 priorities, including remaining focused on growing RYTELO net revenue in the U.S., pursuing pathways to bring RYTELO to patients outside of the U.S., remaining financially disciplined, and evaluating opportunistic innovation; (v) the expected timing of initial data from investigator-sponsored and real-world evidence trials focusing on RYTELO’s mechanistic studies, combinations and sequencing, earlier-line use and new settings; (vi) the pooled analysis from the IMerge population that suggests treatment-emergent cytopenias may reflect on-target effects associated with meaningful clinical outcomes, including hemoglobin increases and transfusion independence in LR-MDS; (vii) Geron’s belief that its existing cash, cash equivalents, restricted cash and marketable securities, together with anticipated net revenues from U.S. sales of RYTELO, will be sufficient to fund projected operating requirements for the foreseeable future; and (viii) and other statements that are not historical facts, constitute forward-looking statements. These forward-looking statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. These risks and uncertainties, include, without limitation, risks and uncertainties related to: (a) whether Geron is successful in commercializing RYTELO for the treatment of certain patients with lower-risk MDS with transfusion dependent anemia and achieves market acceptance across the breadth of the eligible patient segments in RYTELO’s approved indication; (b) whether the FDA, European Commission and other regulatory authorities will approve imetelstat for other indications with labeling claims that are necessary or desirable for the successful commercialization of RYTELO and without significant labeling restrictions or requirements in an approved label; (c) Geron’s plans to commercialize RYTELO outside of the U.S., including Geron’s lack of experience selling, marketing and commercializing an approved drug outside of the U.S., Geron’s reliance on third parties to execute its gated European commercial launch, and risks related to country-by-country pricing and reimbursement, distribution, supply chain and other operational requirements of operating outside of the U.S.; (d) Geron’s future opportunities and plans, including the uncertainty of future revenues, expenses and other financial performance and results, and the related risk that Geron may be unable to meet its 2026 financial guidance; (e) whether Geron overcomes potential delays and other adverse impacts that may be caused by enrollment, clinical, safety, efficacy, technical, scientific, intellectual property, manufacturing, supply chain, pricing, coverage and reimbursement, market penetration, regulatory, healthcare or geopolitical challenges in order to obtain and maintain the financial resources for and meet expected timelines and planned milestones; (f) whether regulatory authorities permit the further development of imetelstat on a timely basis, or at all, without any clinical holds; (g) whether any future safety or efficacy results of RYTELO treatment cause its benefit-risk profile to become unacceptable or negatively impact commercialization, regulatory approvals or clinical development; (h) whether imetelstat actually demonstrates disease-modifying activity in patients, including transfusion independence in LR-MDS, and the ability to target the malignant stem and progenitor cells of the underlying disease; (i) whether Geron meets its post-marketing requirements and commitments for RYTELO; (j) whether there are failures or delays in manufacturing or supplying sufficient quantities of RYTELO (imetelstat) or other clinical trial materials that negatively impact commercialization of RYTELO or the conduct and timing of clinical trials; (k) that the expected timing for initial data from investigator-sponsored and real-world evidence trials may be delayed, perhaps significantly; (l) the discontinuation of the Phase 3 IMpactMF trial, including that Geron does not expect to pursue an approval pathway for imetelstat in relapsed/refractory myelofibrosis, will not recover its investment in the trial, and is increasingly dependent on the success of RYTELO in lower-risk MDS; (m) whether Geron stays in compliance with and satisfies its obligations under its debt and synthetic royalty financing agreements; (n) whether Geron successfully manages the changes in its workforce and realizes expected operating expense savings and business efficiencies resulting from its completed strategic restructuring plan; and (o) as it relates to Geron’s belief as to the sufficiency of its cash resources, if Geron does not generate net revenues from commercial sales of RYTELO at the levels it anticipates, if it experiences unforeseen events or chooses to make other investments in its business, or if its assumptions regarding its projected operating expenses are otherwise incorrect, Geron may require additional funding, which may not be available to Geron on commercially-reasonable terms or at all. Additional information on the above risks and uncertainties and additional risks, uncertainties and factors that could cause actual results to differ materially from those in the forward-looking statements are contained in Geron’s filings and periodic reports filed with the Securities and Exchange Commission under the heading “Risk Factors” and elsewhere in such filings and reports, including Geron’s annual report on Form 10-K for the year ended December 31, 2025, Geron’s quarterly reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, and Geron’s upcoming quarterly report on Form 10-Q for the quarter ended September 30, 2026, and subsequent filings and reports by Geron. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made, and the facts and assumptions underlying the forward-looking statements may change. Except as required by law, Geron disclaims any obligation to update these forward-looking statements to reflect future information, events, or circumstances.

GERON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2026	2025	2026	2025
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Product revenue, net	$60,114	$47,167	$169,358	$135,610
Royalties	76	60	149	256

Total revenues	60,190	47,227	169,507	135,866

Costs and operating expenses:
Cost of goods sold	6,051	1,043	16,983	3,439
Research and development	12,709	21,070	49,695	57,884
Selling, general and administrative	35,702	39,001	109,990	117,588
Restructuring charges	(71)	—	(622)	—

Total costs and operating expenses	54,391	61,114	176,046	178,911

Income (loss) from operations	5,799	(13,887)	(6,539)	(43,045)
Interest income	3,025	4,264	9,417	14,072
Interest expense	(7,207)	(8,644)	(21,500)	(25,360)
Other income (expense), net	(267)	(161)	(350)	(305)

Net income (loss)	$1,350	$(18,428)	$(18,972)	$(54,638)

Net income (loss) per share:
Basic	$0.00	$(0.03)	$(0.03)	$(0.08)
Diluted	$0.00	$(0.03)	$(0.03)	$(0.08)
Weighted-average common shares:
Basic	672,293	667,102	670,799	666,397
Diluted	674,052	667,102	670,799	666,397

GERON CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2026	December 31, 2025
(in thousands)	(Unaudited)	(Note 1)
Current assets:
Cash, cash equivalents and restricted cash	$71,071	$79,440
Current marketable securities	217,300	280,359
Other current assets	180,371	160,472

Total current assets	468,742	520,271
Noncurrent marketable securities	50,999	41,289
Property and equipment, net	1,106	884
Deposits and other assets	6,259	8,096

Total assets	$527,106	$570,540

Current liabilities	$74,248	$111,542
Noncurrent liabilities	226,163	233,126
Stockholders’ equity	226,695	225,872

Total liabilities and stockholders’ equity	$527,106	$570,540

Note 1:	Derived from audited financial statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2025.

Investors and Media

Dawn Schottlandt

Senior Vice President, Investor Relations and Corporate Affairs

dschottlandt@geron.com